Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENDEAVOR

Recent developments

Endeavor Parent, LLC’s (together with its subsidiaries, “Endeavor”) board of managers voted to convert Endeavor’s U.S. federal income tax status from an S-Corporation to a C-Corporation effective January 1, 2024. The members of Endeavor also consented to the conversion.

Following Endeavor’s conversion to a C-Corporation, Endeavor will be recording financial activity with regards to U.S. federal income taxes. As of January 1, 2024, as a result of this conversion, Endeavor will be responsible for U.S. federal income taxes and will record deferred tax liabilities for the tax effects of any temporary differences that exist as of that date. Due to the timing differences in the book basis and tax basis of Endeavor’s assets on January 1, 2024, the date of conversion, Endeavor expects to record a noncash deferred tax charge on its income statement and associated deferred taxes on its balance sheet in the range of $1.5 billion to $1.7 billion. Endeavor will also begin recording a U.S. federal income tax provision in its results of operations and comprehensive income during the first quarter of 2024 in connection with 2024 taxable activity.

On February 11, 2024, Endeavor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Diamondback Energy, Inc. (“Diamondback”) pursuant to which, among other things, Endeavor will merge with and into a wholly owned subsidiary of Diamondback (the “Merger”). As a result of the Merger, Diamondback will acquire 100% of the issued and outstanding equity interests of Endeavor, being the entity that owns all the issued and outstanding equity interests of Endeavor Energy Resources, L.P. (“Endeavor LP”). Subject to the terms and conditions of the Merger Agreement, all of Endeavor’s equity interests will be converted into the right to receive, in the aggregate, (i) cash consideration consisting of a base cash amount of $8.0 billion, subject to adjustments and (ii) approximately 117.3 million shares of Diamondback common stock. The transaction was unanimously approved by the board of directors of Diamondback, and Endeavor has all necessary approvals. The Merger Agreement requires that Endeavor uses commercially reasonable efforts to conduct Endeavor’s business in the ordinary course and consistent with past practices. Accordingly, the Merger Agreement contains certain interim operating covenants which limit Endeavor’s ability to take certain material actions without Diamondback’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), including, without limitation, making capital expenditures in excess of 115% of Endeavor’s approved capital budget, selling a material portion of Endeavor’s assets, amending or changing the organizational documents of Endeavor, or entering into certain material contracts. The Merger is expected to close in the fourth quarter of 2024, subject to the satisfaction of customary closing conditions, including the requisite Diamondback shareholder vote and customary regulatory approvals.

Overview

Endeavor is a privately held independent oil and natural gas company engaged in oil and liquids-rich natural gas acquisition, development, exploitation and exploration in the Permian Basin. Endeavor seeks to develop and explore for reserves through development and exploratory drilling activities on its multi-decade, low cost, high return project inventory and through opportunistic acquisitions that meet its strategic and financial objectives.

The majority of Endeavor’s acreage is located within the Spraberry Trend field of the Midland Basin in Texas covering six counties, or approximately 2,500 square miles, almost entirely on state and private lands. Based on the returns Endeavor has generated through its drilling plan to date, the number of undrilled locations in its drilling plan, its observation of the activity and results of other operators in this area, Endeavor believes the Spraberry Trend represents one of the premier oil, natural gas and NGL development opportunities in North America.

Most of Endeavor’s leases are held by continuous production past the primary term and allow Endeavor to drill new horizontal wells as limited by regulatory policies. Typically, oil and natural gas lease agreements covering Endeavor’s properties provide for the payment of royalties to the mineral owner for oil, natural gas and NGL produced from any wells drilled on the leased premises.

During 2023, 88% of Endeavor’s revenues (excluding realized and unrealized gains on commodity hedging financial derivatives) were derived from the production of oil. As of December 31, 2023, Endeavor’s total proved reserves had a PV-10 of approximately $21 billion, and its proved developed reserves had a PV-10 of approximately $14 billion. During 2023, Endeavor generated $6,187 million of total revenues, $3,984 million of net income and $5,044 million of Adjusted EBITDA on average daily production of 337.7 MBOE per day.

During the year ended December 31, 2023, Endeavor’s capital expenditures totaled $3,315 million, and Endeavor exited the year with 12 horizontal operated drilling rigs and spudded 302 gross operated horizontal wells in the State of Texas. Endeavor anticipates that total capital expenditures, excluding unbudgeted acquisitions, for 2024 will range from $2,500 million to $2,600 million which includes operated and non-operated drilling and completion activities, leasehold costs, and other property and equipment, which primarily includes water disposal facilities, electrical facilities and other infrastructure. From time to time, Endeavor evaluates strategic property and mineral acquisitions, but none are included in Endeavor’s capital budget. Endeavor currently believes that it will be able to fund its 2024 capital budget predominantly with cash flows from operations, cash on hand and, if needed, borrowings under its revolving credit facility.

The following is a summary of certain 2023 operating and financial results compared to 2022:

•	total daily production volumes increased 21% to 337.7 MBOE per day;
•	daily oil volumes increased 15% to 191.8 MBbl per day;
•	daily natural gas volumes increased 33% to 406.0 MMcf per day;
•	daily NGL volumes increased 28% to 78.2 MBbl per day;
•	total revenues from production activities decreased 12% to $6,165 million;
•	2023 year-end proved developed reserves were 954 MMBOE, a 9% increase, as compared to 873 MMBOE for the year end 2022;
•	oil and natural gas property additions including leasehold acquisitions were $3,110 million, as compared to $2,582 million; and
•	cash flow provided by operating activities decreased 5% to $4,989 million.

For 2024, Endeavor’s primary business strategy will focus on:

•	efficiently deploying capital to exploit Endeavor’s high value leasehold acreage and make strategic mineral and leasehold acquisitions;
•	enhancing cash flows and return on capital employed through improvements in project management, operating efficiencies and service division integration;
•	managing the uncertainty associated with changes to the current hydrocarbon price environment, inflationary pressures and world events;
•	investing in infrastructure to build out water and electrical facilities;
•	maintaining a flexible capital program; and
•	maintaining a strong balance sheet and a robust liquidity profile.

How Endeavor evaluates its operations

Endeavor uses a variety of financial and operational metrics to assess performance of its oil, natural gas and NGL operations, including:

•	production volumes;
•	lease operating expenses;
•	capital expenditures and associated capital efficiency;
•	net income; and
•	Adjusted EBITDA.

Adjusted EBITDA is a non-GAAP financial measure. For the definition of Adjusted EBITDA and reconciliation to the closest comparable GAAP measure, please see “—Non-GAAP Financial Measures.”

Factors affecting comparability of Endeavor’s results of operations and comprehensive income

Endeavor’s historical results of operations and comprehensive income for the periods presented may not be comparable, either to each other or to Endeavor’s future results of operations and comprehensive income, primarily for the reasons described below:

•	Supply, demand, market risk, geopolitical and macroeconomic factors and their impacts on oil, natural gas and NGL prices affect many aspects of Endeavor’s business including its results of operations and comprehensive income. The average oil realized price decreased 18% during 2023 as compared to 2022. In addition, natural gas and NGL realized prices decreased by 71% and 40%, respectively, in each case, during 2023 as compared to 2022.
•	Endeavor uses commodity derivatives to reduce the volatility of the prices it receives for a portion of its production and to partially protect cash flow and returns on invested capital from a drop in hydrocarbon prices. For the years ended December 31, 2023 and 2022, Endeavor recognized $26 million net gain and $399 million net loss, respectively, on derivative instruments.
•	Repayments and Repurchases of Senior Notes. During the year ended December 31, 2023, Endeavor repurchased $71 million of its 5.750% senior unsecured notes due 2028 in the aggregate principal amount of $1,000 million (the “2028 Senior Notes”) outstanding in a series of open market transactions.

Endeavor redeemed $600 million in aggregate principal amount, representing all of the aggregate principal amount then outstanding, of its 6.625% senior unsecured notes due 2025 in the aggregate principal amount of $600 million (the “2025 Senior Notes”) on July 15, 2022. Endeavor paid a redemption price of $640 million which included $20 million of accrued interest and $20 million of premiums on redemption. Endeavor recognized a loss on redemption of debt of $25 million during the third quarter of 2022. Endeavor also repurchased $22 million of the 2028 Senior Notes outstanding in a series of open market transactions in December 2022.

The 2025 Senior Notes, the 2026 Senior Notes (as defined below) and the 2028 Senior Notes are collectively referred to as the “Senior Notes”.

•	Oil, natural gas and NGL development activities. During 2023 Endeavor completed 269 gross (255 net) operated horizontal wells. During 2023, Endeavor spent $3,110 million for drilling and completing wells and on infrastructure costs, which included $153 million for leasehold and mineral acquisitions. This compares to $2,582 million that Endeavor spent in 2022 for drilling, completion and infrastructure costs and leasehold and mineral acquisitions. During 2022 Endeavor completed 292 gross (283 net) operated horizontal wells.

Endeavor’s approved capital budget for 2024 will range from $2,500 million to $2,600 million which includes operated and non-operated drilling and completion activities, leasehold costs, and other property and equipment, which primarily includes water disposal facilities, infrastructure and electrical facilities. The ultimate amount of capital that Endeavor expends may fluctuate materially based on market conditions, including service costs, availability and/or attractiveness of acquisitions and Endeavor’s drilling results. From time to time, Endeavor evaluates strategic property and mineral acquisitions, but none are included in Endeavor’s capital budget. During the first quarter of 2024, Endeavor closed certain unbudgeted leasehold and mineral acquisitions for an aggregate purchase price of approximately $133 million.

Financial and operating performance

Net income was $3,984 million during the year ended December 31, 2023, a $771 million (16%) decrease from net income of $4,755 million during the year ended December 31, 2022. This decrease is primarily due to lower realized oil, natural gas and NGL prices, which was partially offset by higher production levels.

Endeavor’s Adjusted EBITDA, an indicator of operating performance, for the year ended December 31, 2023 was $5,044 million, a decrease of $334 million (6%) from $5,378 million during the year ended December 31, 2022.

Adjusted EBITDA performance is affected by the level of oil, natural gas and NGL prices and production. Endeavor’s average wellhead realized BOE price was $50.02 per BOE during the year ended December 31, 2023, a decrease of $18.64 per BOE (27%) from $68.66 per BOE for the year ended December 31, 2022.

Total BOE production was 123,258 MBOE during the year ended December 31, 2023, an increase of 21,497 MBOE (21%) from 101,761 MBOE during the year ended December 31, 2022. The increase in production level was due to an increase in the number of operated and non-operated horizontal wells completed during the year ended December 31, 2023. The following table summarizes Endeavor’s average daily production for the periods presented:

	Years Ended December 31,
	2023	2022	2021
Oil (Bbl/d)	191,792	166,906	122,838
Natural gas (Mcf/d)	405,960	304,890	234,617
Natural gas liquid (Bbl/d)	78,243	61,075	43,319
BOE/d	337,695	278,796	205,259
Percentage Oil	57%	60%	60%

Endeavor spudded 302 gross (288 net) operated horizontal wells and completed 269 gross (255 net) operated horizontal wells in the Midland Basin during the year ended December 31, 2023. During the year ended December 31, 2022, Endeavor spudded 333 gross (313 net) operated horizontal wells and completed 292 gross (283 net) operated horizontal wells.

Lease operating expenses also affected operating performance during the year ended December 31, 2023, with $688 million incurred, a $119 million (21%) increase from the $569 million incurred during the year ended December 31, 2022. Lease operating expenses on a per BOE basis was consistent during the years ended December 31, 2023 and 2022. The increase in aggregate lease operating expense during the year ended December 31, 2023, as compared to the year ended December 31, 2022, was due to additional wells being placed on production, additional workover jobs performed and higher ad valorem costs incurred.

Source of Endeavor’s Revenues

Endeavor’s main sources of revenues are the sale of oil, natural gas and NGL production. Endeavor’s oil, natural gas and NGL revenues do not include the effects of derivatives. Endeavor’s revenues may vary significantly from period to period as a result of changes in volumes of production sold, production mix or hydrocarbon prices. Endeavor also receive revenues from operating various service company divisions. The following table presents the breakdown of Endeavor’s revenues for the following periods:

	Years Ended December 31,
	2023	2022	2021
Revenues
Oil sales	88%	83%	75%
Natural gas and NGL sales	12%	17%	16%
Sales of purchased oil	0%	0%	9%
	100%	100%	100%

During the years ended December 31, 2023, 2022 and 2021, Endeavor’s production consisted primarily of 57%, 60% and 60% oil, respectively, however, 88%, 83% and 75%, respectively, of Endeavor’s total revenues during such periods were generated from the sale of oil. As a result, Endeavor’s revenues are more sensitive to fluctuations in oil prices and the Midland-Cushing differentials than they are to fluctuations in natural gas and NGL prices.

Lower hydrocarbon prices may not only decrease Endeavor’s revenues but may also potentially negatively impact the amount of oil, natural gas and NGL that Endeavor can produce economically. Lower oil, natural gas and NGL prices may also result in a reduction in the borrowing base under Endeavor’s credit agreement, which may be redetermined at the discretion of Endeavor’s lenders. See “Note E - Long-Term Debt” to the consolidated financial statements of Endeavor, which is included in Exhibit 99.1 to Diamondback’s Current Report on Form 8-K in which this discussion is being filed, for additional information regarding the revolving credit facility.

ENDEAVOR PARENT, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars in million)

	Years Ended December 31,
	2023	2022	2021
Operating revenues:
Oil sales	$5,452	$5,814	$3,034
Natural gas and NGL sales	713	1,171	655
Sales of purchased oil	—	2	361
Service company division revenue	22	22	14
Total operating revenues	6,187	7,009	4,064
Operating expenses:
Lease operating expense	688	569	421
Production taxes	301	351	187
Purchased oil	—	—	361
Service company division operating expenses	21	19	12
Depletion, depreciation, amortization and accretion	1,117	789	575
Impairment of other property and equipment	—	3	—
Loss from inventory write down	1	1	—
General and administrative expense	116	114	85
(Gain) loss on sale of other assets, net	(10)	(109)	(1)
Total operating expenses	2,234	1,737	1,640
Income from operations	3,953	5,272	2,424
Other income (expense):
Gain (loss) from derivative transactions, net	26	(399)	(625)
Loss on redemption of debt	—	(24)	(25)
Interest income (expense), net	28	(55)	(126)
Other income	(11)	(3)	—
Total other income (expense)	43	(481)	(776)
Income before taxes	3,996	4,791	1,648
Taxes:
Current expense (benefit)	(5)	22	—
Deferred expense (benefit)	17	14	6
Net income	$3,984	$4,755	$1,642
Other comprehensive income (loss)
Commodity cash flow hedging derivative instruments:
Change in fair value of cash flow hedges	$14	$(1)	$—
Total other comprehensive net income (loss)	$14	$(1)	$—
Total comprehensive income	$3,998	$4,754	$1,642

ENDEAVOR PARENT, LLC

SELECTED FINANCIAL DATA

	Years Ended December 31,		Change Between Years Ended 2023/2022
	2023	2022	Value	Percentage
NYMEX prices:
Oil ($/Bbl) – CMA	$77.62	$94.23	$(16.61)	(18)%
Natural gas ($/MMBtu) – FOM	$2.74	$6.65	$(3.91)	(59)%
Average wellhead realized prices:
Oil ($/Bbl)(1)	$77.88	$95.47	$(17.59)	(18)%
Natural Gas ($/Mcf)	$1.27	$4.40	$(3.13)	(71)%
Natural gas liquid ($/Bbl)	$18.38	$30.55	$(12.17)	(40)%
Total ($/BOE)	$50.02	$68.66	$(18.64)	(27)%
Realized gain (loss) from derivative transactions:
Oil ($/Bbl)	$0.14	$(8.70)	$8.84	102%
Natural gas ($/Mcf)	$(0.11)	$(0.40)	$0.29	73%
Total ($/BOE)	$(0.05)	$(5.65)	$5.60	99%
Average wellhead realized prices including the effects of realized gain (loss) from derivative instruments:
Oil ($/Bbl)	$78.02	$86.77	$(8.75)	(10)%
Natural gas ($/Mcf)	$1.16	$4.00	$(2.84)	(71)%
Natural gas liquid ($/Bbl)	$18.38	$30.55	$(12.17)	(40)%
Total ($/BOE)	$49.97	$63.01	$(13.04)	(21)%
Differentials to NYMEX prices:
Oil ($/Bbl)	$0.26	$1.24	$(0.98)	(79)%
Natural gas ($/Mcf)	$(1.47)	$(2.25)	$0.78	35%
Production Volumes:
Oil (MBbl)	70,004	60,921	9,083	15%
Natural gas (MMcf)	148,175	111,285	36,890	33%
Natural gas liquid (MBbl)	28,558	22,292	6,266	28%
Total (MBOE)	123,258	101,761	21,497	21%
Daily Production Volumes:
Oil (MBbl)	191.8	166.9	24.9	15%
Natural gas (MMcf)	406.0	304.9	101.1	33%
Natural gas liquid (MBbl)	78.2	61.1	17.1	28%
Total (MBOE)	337.7	278.8	58.9	21%
Average Costs per BOE:
Lease operating expense	$5.58	$5.59	$(0.01)	(0)%
Production taxes	2.44	3.45	(1.01)	(29)%
General and administrative expense	0.94	1.12	(0.18)	(16)%
Total cash costs	8.96	10.16	(1.20)	(12)%
Depletion, depreciation, amortization and accretion	9.06	7.75	1.31	17%
Total operating costs	18.02	17.91	0.11	1%
Interest (income) expense, net	(0.23)	0.54	(0.77)	(143)%
Total Costs per BOE	$17.79	$18.45	$(0.66)	(4)%
(1)	Includes the effects of purchases and resales of oil.

ENDEAVOR PARENT, LLC

SELECTED FINANCIAL DATA

	Years Ended December 31,		Change Between Years Ended 2022/2021
	2022	2021	Value	Percentage
NYMEX prices:
Oil ($/Bbl) – CMA	$94.23	$67.91	$26.32	39%
Natural gas ($/MMBtu) – FOM	$6.65	$3.85	$2.80	73%
Average wellhead realized prices:
Oil ($/Bbl)(1)	$95.47	$67.67	$27.80	41%
Natural Gas ($/Mcf)	$4.40	$3.00	$1.40	47%
Natural gas liquid ($/Bbl)	$30.55	$25.20	$5.35	21%
Total ($/BOE)	$68.66	$49.24	$19.42	39%
Realized gain (loss) from derivative transactions:
Oil ($/Bbl)	$(8.70)	$(12.46)	$3.76	30%
Natural gas ($/Mcf)	$(0.40)	$—	$(0.40)	0%
Total ($/BOE)	$(5.65)	$(7.45)	$1.80	24%
Average wellhead realized prices including the effects of realized gain (loss) from derivative instruments:
Oil ($/Bbl)	$86.77	$55.21	$31.56	57%
Natural gas ($/Mcf)	$4.00	$3.00	$1.00	33%
Natural gas liquid ($/Bbl)	$30.55	$25.20	$5.35	21%
Total ($/BOE)	$63.01	$41.79	$21.22	51%
Differentials to NYMEX prices:
Oil ($/Bbl)	$1.24	$(0.24)	$1.48	617%
Natural gas ($/Mcf)	$(2.25)	$(0.85)	$(1.40)	(165)%
Production Volumes:
Oil (MBbl)	60,921	44,836	16,085	36%
Natural gas (MMcf)	111,285	85,635	25,650	30%
Natural gas liquid (MBbl)	22,292	15,811	6,481	41%
Total (MBOE)	101,761	74,920	26,841	36%
Daily Production Volumes:
Oil (MBbl)	166.9	122.8	44.1	36%
Natural gas (MMcf)	304.9	234.6	70.3	30%
Natural gas liquid (MBbl)	61.1	43.3	17.8	41%
Total (MBOE)	278.8	205.3	73.5	36%
Average Costs per BOE:
Lease operating expense	$5.59	$5.62	$(0.03)	(1)%
Production taxes	3.45	2.50	0.95	38%
General and administrative expense	1.12	1.13	(0.01)	(1)%
Total cash costs	10.16	9.25	0.91	10%
Depletion, depreciation, amortization and accretion	7.75	7.68	0.07	1%
Total operating costs	17.91	16.93	0.98	6%
Interest (income) expense, net	0.54	1.68	(1.14)	(68)%
Total Costs per BOE	$18.45	$18.61	$(0.16)	(1)%

(1)	Includes the effects of purchases and resales of oil.

ENDEAVOR PARENT, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

	As of December 31, 2023		As of December 31, 2022		Change	Percent Change
Cash and cash equivalents	$690		$1,585		$(895)	(56)%
Other current assets	943		658		285	43%
Oil and natural gas property, net	8,917		6,763		2,154	32%
Other property and equipment, net	571		429		142	33%
Other assets	79		24		55	229%
Total assets	$11,200		$9,459		$1,741	18%
Current liabilities	$1,440		$1,190		$250	21%
Senior Notes	917		991		(74)	(7)%
Debt issuance costs	(4)		(6)		2	33%
Other long-term liabilities	340		253		87	34%
Members’ equity	8,507		7,031		1,476	21%
Total liabilities and members’ equity	$11,200		$9,459		$1,741	18%
Liquidity:
Revolving credit facility commitments	$1,500		$1,500		$—	0%
Letters of credit	(2)		(3)		1	33%
Revolving credit facility availability	1,498		1,497		1	0%
Cash and cash equivalents	690		1,585		(895)	(56)%
Cash on hand and revolving credit facility availability	$2,188		$3,082		$(894)	(29)%
Ratio of net debt to Adjusted EBITDA(1)	0.04	x	-0.11	x
Ratio of secured funded debt to Adjusted EBITDA(1)	0.00	x	0.00	x
Net debt/average daily BOE production ($/BOE)(1)	$649		$(2,120)
Net debt/proved developed producing reserves ($/BOE)(1)(2)	$0.24		$(0.70)

(1)	Net debt is defined as the amount outstanding under the revolving credit facility, senior notes and other current and long-term debt less cash, restricted cash and short-term investments. Secured funded debt is the amount drawn on the revolving credit facility plus letters of credit.
(2)	Based on December 31, 2023 and 2022 reserves, respectively.

RESULTS OF OPERATIONS

Year Ended December 31, 2023 Compared To Year Ended December 31, 2022

Operating revenues. Revenue from operations was $6,187 million for the year ended December 31, 2023, a decrease of $822 million from $7,009 million for the year ended December 31, 2022. The following table summarizes the changes in average sales realized prices (without derivatives) and sales volumes that caused changes to Endeavor’s oil, natural gas and NGL revenues between the years ended December 31, 2023 and 2022, respectively (dollars in millions):

	Years Ended December 31,		Variance		Price/Volume Variance
	2023	2022	Dollar	Percentage	Price	Volume	Total
Revenues
Oil sales	$5,452	$5,814	$(362)	(6)%	$(1,229)	$867	$(362)
Natural gas and NGL sales	713	1,171	(458)	(39)%	(811)	353	(458)
	$6,165	$6,985	$(820)	(12)%	$(2,040)	$1,220	$(820)

Specifics include the following:

•	the average oil wellhead realized price (excluding the effects of derivative activities) was $77.88 per Bbl during the year ended December 31, 2023, a decrease of 18% from $95.47 per Bbl during the year ended December 31, 2022. The decrease in the average oil wellhead realized price was due to a decrease in NYMEX oil prices;
•	the average natural gas wellhead realized price (excluding the effects of derivative activities) was $1.27 per Mcf during the year ended December 31, 2023, a decrease of 71% from $4.40 per Mcf during the year ended December 31, 2022. The decrease in the average natural gas wellhead realized prices was due to a decrease in NYMEX natural gas prices;
•	the average NGL wellhead realized price (excluding the effects of derivative activities) was $18.38 per Bbl during the year ended December 31, 2023, a decrease of 40% from $30.55 per Bbl during the year ended December 31, 2022. The decrease in the average NGL wellhead realized price was related to a decrease in the Mont Belvieu price index; and
•	total BOE production was 123,258 MBOE for the year ended December 31, 2023, an increase of 21,497 MBOE (21%) from 101,761 MBOE for the year ended December 31, 2022. This increase was primarily due to an increase in the number of horizontal wells producing as a result of Endeavor’s drilling program.

Service company division revenue. Endeavor’s service company divisions generated revenue of $22 million during the year ended December 31, 2023 which was consistent with service company division revenues during the year ended December 31, 2022.

Lease operating expense. Aggregate lease operating expenses were $688 million ($5.58 per BOE) for the year ended December 31, 2023, which was an increase of $119 million (21%) from $569 million ($5.59 per BOE) for the year ended December 31, 2022. The increase in aggregate lease operating expenses was due to additional wells placed on production during the year ended December 31, 2023 and a larger number of workover jobs completed during 2023 compared to 2022. The following table summarizes Endeavor’s components of lease operating expenses for the years presented (figures in million, except per BOE amounts):

	Years Ended December 31,
	2023		2022		Variance
	Amount	Per BOE	Amount	Per BOE	Dollar	Percentage
Direct lease operating expenses	$480	$3.89	$412	$4.04	$68	17%
Workover expenses	115	0.93	74	0.73	41	55%
Ad valorem expenses	93	0.76	83	0.82	10	12%
Total lease operating expenses	$688	$5.58	$569	$5.59	$119	21%

Production taxes. Production taxes were $301 million for the year ended December 31, 2023, a decrease of $50 million (14%) from $351 million for the year ended December 31, 2022. The decrease was directly related to a decrease in oil, natural gas and NGL revenues offset by an increase in production volumes.

Service company division operating expenses. The operating expenses of Endeavor’s service company divisions were $21 million for the year ended December 31, 2023, an increase of $2 million (11%) from $19 million for the year ended December 31, 2022.

Depletion, depreciation, amortization and accretion expense. The following table provides the components of Endeavor’s depletion, depreciation, amortization and accretion expense for the years ended December 31, 2023 and 2022, respectively (figures in millions, except per BOE amounts):

	Years Ended December 31,
	2023		2022		Variance
	Amount	Per BOE	Amount	Per BOE	Dollar	Percentage
Depletion of proved oil and natural gas properties	$1,036	$8.40	$719	$7.06	$317	44%
Depreciation of other property and equipment	65	0.53	54	0.53	11	20%
Accretion of asset retirement obligations	16	0.13	16	0.16	—	0%
Total depletion, depreciation, amortization and accretion expense	$1,117	$9.06	$789	$7.75	$328	42%

Depletion of proved oil and natural gas properties was $1,036 million ($8.40 per BOE) for the year ended December 31, 2023, an increase of $317 million (44%) from $719 million ($7.06 per BOE) for the year ended December 31, 2022. The increase in aggregate depletion expense was primarily due to an increase in production levels due to additional drilling efforts during 2023 coupled with a higher depletable full cost pool due to higher drilling and completion costs. Accretion of asset retirement obligations was $16 million ($0.13 per BOE) for the year ended December 31, 2023 consistent with accretion of expense of $16 million ($0.16 per BOE) for the year ended December 31, 2022.

Impairment of other property and equipment. Endeavor recognized no impairment expense on other property and equipment during the year ended December 31, 2023 and recognized impairment expense of $3 million on other property and equipment during the year ended December 31, 2022.

Loss from inventory write down. For 2023 and 2022, non-cash expense associated with inventory valuation totaled $1 million and $1 million, respectively, in each case, caused by a decline in demand for certain well related equipment inventory and well construction design changes.

General and administrative expense (“G&A”). G&A expense was $116 million for the year ended December 31, 2023, an increase of $2 million (2%) from $114 million for the year ended December 31, 2022. The table below presents Endeavor’s G&A costs for the years ended December 31, 2023 and 2022, respectively (dollars in millions):

	Years Ended December 31,		Variance
General and administrative expense	2023	2022	Dollar	Percentage
Gross G&A	$158	$158	$—	0%
Less amounts capitalized to oil and natural gas properties	(42)	(44)	2	5%
G&A expense	$116	$114	$2	2%

Gain/loss on sale of assets. During the year ended December 31, 2023, Endeavor recognized a gain on sale of assets of $10 million, primarily related to the sale of a service company division. In addition, during 2023, Endeavor received additional proceeds as a result of the sale of its investment in a midstream entity that occurred in during 2022.

During the year ended December 31, 2022, Endeavor recognized a gain on sale of assets of $109 million, which was primarily attributable to its divestiture of its investment in a midstream entity and Endeavor’s divesture of certain service company equipment.

Gain/loss on derivatives not designated as hedges. Endeavor is required to recognize all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. As a result, Endeavor marks its derivative instruments to fair value and recognize the cash and non-cash changes in fair value on derivative instruments in its consolidated statements of operations. During the year ended December 31, 2023, Endeavor recognized a $26 million net gain on derivative instruments. During the year ended December 31, 2022, Endeavor recognized a $399 million net loss on derivative instruments. The change in Endeavor’s derivative instruments fair value position was a result of the change in the future commodity prices. The following table sets forth the net gain (loss) on derivatives for the periods presented (dollars in millions):

	Years Ended December 31,
	2023	2022
Gain (loss) on derivative instruments, net
Oil contracts	$24	$(350)
Natural gas contracts	2	(49)
Total	$26	$(399)

The following table represent Endeavor’s net cash receipts from (payments on) derivatives for the periods presented (dollars in millions):

	Years Ended December 31,
	2023	2022
Cash receipts (payments) on derivative instruments, net:
Oil contracts	$10	$(530)
Natural gas contracts	(16)	(45)
	$(6)	$(575)

Loss on redemption of debt. During 2023, Endeavor entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, Endeavor paid $71 million that included principal, accrued interest payable and discount amounts due as of the respective repurchase dates. In addition, Endeavor recorded a net gain of $0.4 million on the repurchases of the 2028 Senior Notes, which gain was comprised of discounts paid to repurchase the 2028 Senior Notes, unamortized deferred loan cost and unamortized premiums.

On July 15, 2022, Endeavor paid $640 million to redeem all of the 2025 Senior Notes then outstanding at 103.313% of par value, which included $600 million in aggregate principal amount, $20 million in redemption premiums and $20 million in accrued and unpaid interest. In connection with the redemption of the 2025 Senior Notes, Endeavor recognized a loss on redemption of debt of $25 million during the year ended December 31, 2022.

In December 2022, Endeavor entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, Endeavor paid $22 million that included principal, accrued interest payable and discount amounts due as of the respective repurchase dates. In addition, Endeavor recorded a net gain on repurchases of $1 million comprised of discounts paid to repurchase the 2028 Senior Notes, unamortized deferred loan costs and unamortized premiums.

Interest income (expense), net. Interest income (expense), net was $28 million in net interest income for the year ended December 31, 2023, as compared to $55 million in net interest expense for the year ended December 31, 2022. The increase in interest income, net, during 2023 is due to higher interest rates on a higher cash balance and lower outstanding debt, as compared to interest expense, net, in 2022. The weighted average debt balance for the years ended December 31, 2023 and 2022 was approximately $935 million and $1,321 million, respectively. The decrease in the weighted average debt balance was due to Endeavor retiring Senior Notes during the second half of 2022 and during the second quarter of 2023. Additionally, interest income increased due to an increase in Endeavor’s total cash balance with higher interest rates. Endeavor’s weighted average interest rate on its outstanding Senior Notes during the years ended December 31, 2023 and 2022, was 5.75% and 6.04%, respectively. The following table sets forth the components of interest expense, debt balances and average debt balance for the years ended December 31, 2023 and 2022, respectively (dollars in millions):

	Years Ended December 31,		Variance
	2023	2022	Value	Percentage
Interest expense on Senior Notes	$(54)	$(79)	$25	32%
Interest expense on revolving credit facility	(4)	(6)	2	33%
Amortization of debt issuance costs and premiums	(1)	(2)	1	50%
Other interest expense	(3)	(1)	(2)	(200)%
Interest expense	$(62)	$(88)	$26	30%
Less: Interest income	90	33	57	173%
Interest income (expense), net	$28	$(55)	$83	151%

Net income. Net income was $3,984 million for the year ended December 31, 2023, compared to net income of $4,755 million for the year ended December 31, 2022. The decrease in earnings is primarily due to:

•	a $822 million decrease in net operating revenues;
•	a $328 million increase in depletion, depreciation, amortization and accretion;
•	a $119 million increase in lease operating expense; and
•	a $99 million decrease in gain on sale of other assets.

Offset by:

•	a $425 million decrease in loss from derivative transactions, net;
•	a $83 million decrease in interest expense, net;
•	a $50 million decrease in production taxes; and
•	a $24 million decrease in loss on redemption of debt.

RESULTS OF OPERATIONS

Year Ended December 31, 2022 Compared To Year Ended December 31, 2021

Operating revenues. Revenue from operations was $7,009 million for the year ended December 31, 2022, an increase of $2,945 million from $4,064 million for the year ended December 31, 2021. The following table summarizes the changes in average sales realized prices (without derivatives) and sales volumes that caused changes to Endeavor’s oil, natural gas and NGL revenues between the years ended December 31, 2022 and 2021, respectively (dollars in millions):

	Years Ended December 31,		Variance		Price/Volume Variance
	2022	2021	Dollar	Percentage	Price	Volume	Total
Revenues
Oil sales	$5,814	$3,034	$2,780	92%	$1,692	$1,088	$2,780
Natural gas and NGL sales	1,171	655	516	79%	276	240	516
	$6,985	$3,689	$3,296	89%	$1,968	$1,328	$3,296

Specifics include the following:

•	the average oil wellhead realized price (excluding the effects of derivative activities) was $95.47 per Bbl during the year ended December 31, 2022, an increase of 41% from $67.67 per Bbl during the year ended December 31, 2021. The increase in average oil wellhead realized price was due to an increase in NYMEX oil price;
•	the average natural gas wellhead realized price (excluding the effects of derivative activities) was $4.40 per Mcf during the year ended December 31, 2022, an increase of 47% from $3.00 per Mcf during the year ended December 31, 2021. The increase in average natural gas wellhead realized price was due to an increase in NYMEX natural gas prices;
•	the average NGL wellhead realized price (excluding the effects of derivative activities) was $30.55 per Bbl during the year ended December 31, 2022, an increase of 21% from $25.20 per Bbl during the year ended December 31, 2021. The increase in average NGL wellhead realized price was related to an increase in other hydrocarbon prices; and
•	total BOE production was 101,761 MBOE for the year ended December 31, 2022, an increase of 26,841 MBOE (36%) from 74,920 MBOE for the year ended December 31, 2021. This increase was primarily due to an increase in the number of horizontal wells producing as a result of Endeavor’s drilling program.

Purchases and resales of oil. Endeavor entered into purchases and resales of oil during the years ended December 31, 2022 and 2021 that had no material effect on its results of operations and comprehensive income. Under contract rights, Endeavor purchased oil at the Midland Hub at matching formula prices to mitigate credit exposure on crude oil sales. The following table summarizes the net effect of third-party purchases and resales of oil for the periods presented (dollars in millions):

	Years Ended December 31,
	2022	2021
Sales of purchased oil	$2	$361
Purchased oil	—	361
Net effect on results of operations	$2	$—

Service company division revenue. The revenues generated by Endeavor's service company divisions was $22 million for the year ended December 31, 2022, as compared to $14 million for the year ended December 31, 2021, an increase of 57%. The increase was primarily due to an increase in services provided to third party customers.

Lease operating expense. Aggregate lease operating expenses were $569 million ($5.59 per BOE) for the year ended December 31, 2022, which was an increase of $148 million (35%) from $421 million ($5.62 per BOE) for the year ended December 31, 2021. On a per BOE basis lease operating expense decreased by 1%. The increase in aggregate lease operating expenses was due to an increase in costs related to wells placed on production during the year ended December 31, 2022. The increase in workover costs on an aggregate basis and a per BOE basis was primarily due to an increase in the number of workover jobs completed in 2022 compared to 2021. The following table summarizes Endeavor’s components of lease operating expenses for the years presented (figures in millions, except per BOE amounts):

	Years Ended December 31,
	2022		2021		Variance
	Amount	Per BOE	Amount	Per BOE	Dollar	Percentage
Direct lease operating expenses	$412	$4.04	$326	$4.35	$86	26%
Workover expenses	74	0.73	45	0.60	29	64%
Ad valorem expenses	83	0.82	50	0.67	33	66%
Total lease operating expenses	$569	$5.59	$421	$5.62	$148	35%

Production taxes. Production taxes were $351 million for the year ended December 31, 2022, an increase of $164 million (88%) from $187 million for the year ended December 31, 2021. The increase was directly related to the increase in oil, natural gas and NGL revenues.

Service company division operating expenses. The operating expenses of Endeavor’s service company divisions were $19 million for the year ended December 31, 2022, an increase of $7 million (58%) from $12 million for the year ended December 31, 2021. The increase in operating expense was due to an increase in services provided to third party customers.

Depletion, depreciation, amortization and accretion expense. The following table provides components of Endeavor’s depletion, depreciation, amortization and accretion expense for the years ended December 31, 2022 and 2021, respectively (figures in millions, except per BOE amounts):

	Years Ended December 31,
	2022		2021		Variance
	Amount	Per BOE	Amount	Per BOE	Dollar	Percentage
Depletion of proved oil and natural gas properties	$719	$7.06	$515	$6.89	$204	40%
Depreciation of other property and equipment	54	0.53	46	0.61	8	17%
Accretion of asset retirement obligations	16	0.16	14	0.18	2	14%
Total depletion, depreciation, amortization and accretion expense	$789	$7.75	$575	$7.68	$214	37%

Depletion of proved oil and natural gas properties was $719 million ($7.06 per BOE) for the year ended December 31, 2022, an increase of $204 million (40%) from $515 million ($6.89 per BOE) for the year ended December 31, 2021. The increase in aggregate depletion expense was primarily due to an increase in production levels due to additional drilling efforts during 2022 coupled with a higher depletable full cost pool. Accretion of asset retirement obligations was $16 million ($0.16 per BOE) for the year ended December 31, 2022, an increase of $2 million (14%) from $14 million ($0.18 per BOE) for the year ended December 31, 2021.

Loss from inventory write down. For 2022 and 2021, non-cash expense associated with inventory valuation totaled $1 million and $0 million, respectively, caused by a decline in demand for certain well related equipment inventory and well construction design changes.

General and administrative expense. G&A expense was $114 million for the year ended December 31, 2022, an increase of $29 million (34%) from $85 million for the year ended December 31, 2021. The increase was due primarily to an overall increase in compensation expense under Endeavor’s phantom unit plan and employee related expenses. The table below presents Endeavor’s G&A cost for the years ended December 31, 2022 and 2021, respectively (dollars in millions):

	Years Ended December 31,		Variance
General and Administrative Expense	2022	2021	Dollar	Percentage
Gross G&A	$158	$120	$38	32%
Less amounts capitalized to oil and natural gas properties	(44)	(35)	(9)	(26)%
G&A expense	$114	$85	$29	34%

Gain/loss on sale of assets. During the year ended December 31, 2022, Endeavor recognized a gain on sale of assets of $109 million, which was primarily attributable to its divestiture of its investment in a midstream entity and Endeavor’s divestiture of certain service company equipment.

Gain/loss on derivatives not designated as hedges. Endeavor is required to recognize all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. As a result, Endeavor marks its derivative instruments to fair value and recognize the cash and non-cash changes in fair value on derivative instruments in its consolidated statements of operations. During the year ended December 31, 2022, Endeavor recognized a $399 million net loss on derivatives. During the year ended December 31, 2021, Endeavor recognized a $625 million net loss on derivatives. The following table sets forth the gain (loss) on derivatives for the periods presented (dollars in millions):

	Years Ended December 31,
	2022	2021
Gain (loss) on derivative instruments, net
Oil contracts	$(350)	$(629)
Natural gas contracts	(49)	4
Total	(399)	(625)

The following tables represents Endeavor’s net cash receipts from (payments on) derivatives for the periods presented (dollars in millions):

	Years Ended December 31,
	2022	2021
Cash receipts (payments) on derivative instruments, net:
Oil contracts	$(530)	$(557)
Natural gas contracts	(45)	—
	(575)	(557)

Loss on redemption of debt. On July 15, 2022, Endeavor paid $640 million to redeem all of the 2025 Senior Notes then outstanding at 103.313% of par value, which included $600 million in aggregate principal amount, $20 million in redemption premiums and $20 million in accrued and unpaid interest. In connection with the redemption of the 2025 Senior Notes, Endeavor recognized a loss on redemption of debt of $25 million during the year ended December 31, 2022.

In December 2022, Endeavor entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, Endeavor paid $22 million that included principal, accrued interest payable and discount amounts due as of the respective repurchase dates. In addition, Endeavor recorded a net gain on repurchases of $1 million comprised of discounts paid to repurchase the 2028 Senior Notes, unamortized deferred loan costs and unamortized premiums.

On October 14, 2021, Endeavor redeemed $500 million in aggregate principal amount, representing all of the aggregate principal amount then outstanding, of the 5.500% senior unsecured notes due 2026 in the aggregate principal amount of $500 million (the “2026 Senior Notes”) at 104.125% of par value. As a result of the tender offer, Endeavor paid $526 million, which included $21 million in redemption premium and $6 million in interest payable. In addition, Endeavor recognized a loss on redemption of debt of $25 million which is composed of a $21 million redemption premium and $4 million in unamortized deferred loan costs.

Interest expense, net. Interest expense, net was $55 million and $126 million for the years ended December 31, 2022 and 2021, respectively. The decrease in interest expense, net, was due primarily to a decrease in Endeavor’s weighted average debt balance and an increase in interest income. The weighted average debt balance as of December 31, 2022 was approximately $1,321 million as compared to $1,993 million as of December 31, 2021. The decrease in the weighted average debt balance was due to Endeavor retiring its 2025 Senior Notes, as well as Endeavor repurchasing a portion of its 2028 Senior Notes during the second half of 2022. Endeavor’s weighted average interest rate on its outstanding Senior Notes during the years ended December 31, 2022 and 2021 was 6.04% and 5.98%, respectively. The following table sets forth the components of interest expense, debt balances and average debt balance for the years ended December 31, 2022 and 2021, respectively (dollars in millions):

	Years Ended December 31,		Variance
	2022	2021	Value	Percentage
Interest expense on Senior Notes	$(79)	$(118)	39	(33)%
Interest expense on revolving credit facility	(6)	(6)	—	0%
Amortization of debt issuance costs and premiums	(2)	(3)	1	(33)%
Other interest expense	(1)	—	(1)	0%
Interest expense	$(88)	$(127)	39	(31)%
Less: Interest income	33	1	32	3200%
Interest expense, net	$(55)	$(126)	71	(56)%

Net Income. Net income was $4,755 million for the year ended December 31, 2022, compared to net income of $1,642 million for the year ended December 31, 2021. The increase in earnings is primarily due to:

•	a $3,306 million increase in net operating revenues;
•	a $108 million increase in gain on sale of other assets;
•	a $226 million decrease in loss from derivative transactions, net; and
•	$71 million decrease in interest expense, net.

Offset by:

•	a $148 million increase in lease operating expense;
•	a $164 million increase in production taxes; and
•	a $214 million increase in depletion, depreciation, amortization and accretion.

Non-GAAP Financial Measures

Adjusted EBITDA

Endeavor defines Adjusted EBITDA as net income before interest expense, net, depletion, depreciation, amortization and accretion, impairment of other property and equipment, loss from inventory write down, current and deferred tax (benefit) expense, (gain) loss on sale of other assets, net, loss on redemption of debt, (gain) loss from derivative transactions and net cash receipt from (payments on) derivatives. Adjusted EBITDA is a supplemental measure of Endeavor’s performance that is not required by or presented in accordance with GAAP. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Endeavor believes that Adjusted EBITDA may provide additional information about Endeavor’s ability to meet its future requirements for debt service, capital expenditures and working capital. Adjusted EBITDA is a financial measure commonly used in the oil and natural gas industry, but Endeavor's definition may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of a company’s profitability or liquidity. The table below presents a reconciliation of Adjusted EBITDA to net income for the periods indicated (dollars in millions).

	Years Ended December 31,
	2023	2022	2021
Reconciliation of net income to Adjusted EBITDA:
Net income	$3,984	$4,755	$1,642
Interest (income) expense, net	(28)	55	126
Depletion, depreciation, amortization and accretion	1,117	789	575
Impairment of other property and equipment	—	3	—
Loss from inventory write down	1	1	—
Current and deferred tax expense	12	36	6
Gain on sale of other assets, net	(10)	(109)	(1)
Loss on redemption of debt	—	24	25
(Gain) loss on derivative instruments	(26)	399	625
Net payments on derivatives	(6)	(575)	(557)
Adjusted EBITDA	$5,044	$5,378	$2,441

PV-10

Pre-tax present value discounted at ten percent (“PV-10”) is considered a non-GAAP measure. The most directly comparable GAAP financial measure is the standardized measure of discounted future net cash flows. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future U.S. federal income taxes, discounted at ten percent. However, Endeavor’s PV-10 is equal to its standardized measure of discounted future net cash flows because its standardized measure does not include the impact of future U.S. federal income taxes because before January 1, 2024, Endeavor was classified as an S-corporation for U.S. federal income tax purposes, and as such, Endeavor were not subject to U.S. federal income taxes. Endeavor believes that the presentation of PV-10 is relevant and useful to investors because it presents the relative monetary significance of its oil, natural gas and NGL properties regardless of tax structure. Further, investors may use the measure as a basis for comparison of the relative size and value of Endeavor’s proved reserves to other companies. Endeavor uses this measure when assessing the potential return on investment related to its oil, natural gas and NGL properties. Generally, for other companies, PV-10 is not equal to, or a substitute for, the standardized measure of discounted future net cash flows. Endeavor’s PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil, natural gas and NGL reserves.

Market Conditions and Outlook

Endeavor’s business success is affected by hydrocarbon price levels which are based on many factors beyond its control such as economic, political, and regulatory developments, as well as competition from other sources of energy. Hydrocarbon price volatility is a significant risk to Endeavor’s business, cash flows and results of operations and comprehensive income. Hydrocarbon prices continue to remain volatile, and Endeavor expects them to remain volatile during 2024. Also, regional oil, natural gas and NGL price differentials may have an important effect on near term financial results due to potential constraints on Endeavor’s delivery of oil, natural gas and NGL to consuming markets. Income is expected to be affected by changes to hydrocarbon prices and their differentials in 2024.

Endeavor continues to actively monitor hydrocarbon prices along with micro- and macroeconomic activity to ensure it is suited to adapt to changes within the oil and natural gas industry and minimize impacts that could adversely affect its financial condition and results of operations and comprehensive income. The general rate of inflation has increased in conjunction with overall imbalances in supply and demand, supply chain disruptions and shipping bottlenecks caused by the war in Ukraine and the Israel-Hamas war along with general labor market constraints. Concerns about a potential economic downturn or recession, and measures to combat persistent inflation and instability in the financial sector have contributed to recent economic and pricing volatility and may continue to impact pricing throughout 2024.

Endeavor’s total capital expenditures budget for 2024 is expected to be lower than 2023 levels and will be in the range of $2,500 million to $2,600 million which includes operated and non-operated drilling and completion activities, leasehold costs, and other property and equipment, which primarily includes water disposal facilities, infrastructure, and electrical facilities. From time to time, Endeavor evaluates strategic property, leasehold and mineral acquisitions, but none are included in Endeavor’s capital budget. During the first quarter of 2024, Endeavor closed certain unbudgeted leasehold and mineral acquisitions for approximately $133 million, in the aggregate.

Endeavor will endeavor to maintain a conservative financial position to allow the expansion of its drilling and development activities reflective of current hydrocarbon prices to maximize the present value of its resource potential. Endeavor intends to fund development with cash flow from operations, cash on hand and borrowings under its revolving credit facility. As of December 31, 2023, Endeavor had $2,188 million of liquidity, with $690 million of cash and cash equivalents and $1,498 million available borrowing capacity under its revolving credit facility, with no amount outstanding under its revolving credit facility. Endeavor intends to develop and explore its reserves through the drilling, development and exploitation of its multi-decade horizontal well inventory of identified drilling locations in the Midland Basin. Endeavor has focused its operations on its Midland Basin assets because of its extensive knowledge and lengthy experience in the basin, its multi-decade inventory of drilling locations, the liquids-rich content of the formations Endeavor targets, the established infrastructure, wells with long-lived reserves and multiple stacked pay zones with horizontal target intervals. Most of Endeavor’s leases are held by continuous production pursuant to their terms. Endeavor’s drilling program will be focused in the core of the Midland Basin where extensive historical vertical drilling has defined the geology providing more consistent horizontal results.

CAPITAL COMMITMENTS, CAPITAL RESOURCES AND LIQUIDITY

Capital Commitments and Analysis of Changes in Cash Flows

Endeavor’s primary needs for cash are development, exploration, exploitation and acquisition of oil and natural gas assets, payment of contractual obligations including debt, distributions to members of Endeavor and working capital obligations. Funding for these cash needs may be provided by any combination of cash on hand, internally generated cash flow, borrowings under Endeavor’s revolving credit facility or alternative financing sources, including sale of assets. The following presents Endeavor’s cash flows for the periods presented (dollars in millions).

	Years Ended December 31,
	2023	2022	2021
Net cash provided by operating activities	$4,989	$5,252	$2,290
Net cash used in investing activities	(3,291)	(2,598)	(1,435)
Net cash used in financing activities	(2,593)	(1,847)	(521)
Net (decrease) increase in cash	(895)	807	334
Cash and cash equivalent, beginning of period	1,585	778	444
Cash and cash equivalent, end of period	$690	$1,585	$778

Cash flows provided by operating activities. Net cash provided by operating activities was $4,989 million for the year ended December 31, 2023 as compared to $5,252 million for the year ended December 31, 2022. The decrease in operating cash flows is primarily the result of a decrease in Endeavor’s oil, natural gas and NGL revenues due to a decrease in hydrocarbon prices offset partially by an increase in production for the year ended December 31, 2023, as compared to December 31, 2022. Net cash provided by operating activities was $2,290 million for the year ended December 31, 2021.

Cash flows used in investing activities. The purchase and development of oil and natural gas properties accounted for the majority of Endeavor’s cash outlays for investing activities. Net cash used in investing activities was $3,291 million, $2,598 million and $1,435 million during the years ended December 31, 2023, 2022 and 2021, respectively. The increase in cash flow used in investing activities is primarily due to an increase in horizontal drilling and completion activity and higher costs. Investing activities during the years ended December 31, 2023, 2022 and 2021 were offset by $7 million, $4 million and $6 million, respectively, in proceeds from the sale of oil and natural gas properties. In addition, during the year ended December 31, 2022, Endeavor divested its investment in a midstream entity that resulted in $112 million in proceeds being received.

Cash flows used in financing activities. Below is a description of Endeavor’s financing activities during the years ended December 31, 2023, 2022 and 2021.

•	Net cash used in financing activities totaled $2,593 million for the year ended December 31, 2023, which was attributable primarily to $2,522 million in distributions made to the owners of Endeavor's equity interests and $71 million paid for repurchases of Endeavor’s 2028 Senior Notes.
•	Net cash used in financing activities totaled $1,847 million for the year ended December 31, 2022. On July 15, 2022, Endeavor paid approximately $640 million to redeem all of the 2025 Senior Notes then outstanding, which included $600 million in aggregate principal amount, $20 million in redemption premiums and $20 million in accrued and unpaid interest. In addition, Endeavor paid $6 million in deferred loan cost associated with the revolving credit facility.
•	In December 2022, Endeavor entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, Endeavor paid $22 million that included principal, accrued interest payable and discount amounts due as of the respective repurchase dates. In addition, Endeavor recorded a net gain on repurchases of $1 million comprised of discounts paid to repurchase the 2028 Senior Notes, unamortized deferred loan costs and unamortized premiums.
•	During the year ended December 31, 2022, Endeavor made $1,215 million in distributions to Endeavor’s equity interest owners primarily to satisfy tax obligations of such equity interest owners. Contemporaneously, Endeavor and Stephens Family Trust entered into an agreement to settle the Stephens Family Trust Note receivable (see “Note C - Related Party Transactions” to the consolidated financial statements of Endeavor for additional discussion, which is included in Exhibit 99.1 to Diamondback’s Current Report on Form 8-K in which this discussion is being filed). As a result, Endeavor retained $15 million, in lieu of distributions, to fully satisfy any and all amounts due to Endeavor for the Stephen Family Trust Note.

•	Net cash used in financing activities were $521 million for the year ended December 31, 2021. On October 14, 2021, Endeavor redeemed $500 million in aggregate principal amount, representing all of the aggregate principal amount then outstanding, of the 2026 Senior Notes. As a result of the redemption offer, Endeavor paid $526 million, which included a $21 million redemption premium and $6 million in interest payable.

Oil and natural gas properties. Endeavor’s cash flows used by or invested in its oil and natural gas properties during the years ended December 31, 2023, 2022 and 2021 were as follows in the table below. These expenditures were funded by cash flows from operations, from borrowings under Endeavor’s revolving credit facility and alternative financing sources (dollars in millions).

	Years Ended December 31,
	2023	2022	2021
Cash flows used by or invested in oil and natural gas properties
Acquisition of proved oil and natural gas properties, undeveloped leasehold acreage and mineral interests	$75	$60	$5
Other leasehold costs	78	93	55
Investment in drilling and development	2,957	2,429	1,280
Total cash flows used by investing in oil and natural gas properties	$3,110	$2,582	$1,340
Gross operated Permian Basin Wells spudded	302	333	259
Gross operated Permian Basin Wells completed	269	292	164

Endeavor’s development and exploitation expenditures primarily relate to drilling and completing horizontal wells and field related facilities. Wells are drilled to exploit known resource geologic trends.

Endeavor’s approved 2024 capital budget will range from $2,500 million to $2,600 million which includes operated and non-operated drilling and completion activities, leasehold costs, and other property and equipment, which primarily includes water disposal facilities, infrastructure and electrical facilities. From time to time, Endeavor evaluates strategic property, leasehold and mineral acquisitions, but none are included in Endeavor’s capital budget. Endeavor currently believes that it will be able to fund its 2024 short-term working capital requirements and its current 2024 capital budget with cash and cash equivalents, cash flows from operations and borrowing under its revolving credit facility. During the first quarter of 2024, Endeavor closed certain unbudgeted leasehold and mineral acquisitions for an aggregate purchase price of approximately $133 million.

Endeavor generally seeks to fund its non-acquisition expenditures with available cash, operating cash flow and borrowings under its revolving credit facility. The actual amount and timing of Endeavor’s expenditures may differ materially from its estimates because of, among other things, timing of lease expirations, actual drilling results, the availability of drilling rigs and other services and equipment, regulatory, technological and competitive developments and market conditions.

Acquisitions. Other than the purchase of leasehold acreage and an allocated budget for other acquisitions, Endeavor’s 2024 plan does not contemplate any material acquisitions. Endeavor does not have a specific acquisition budget as the timing and size of acquisitions are often difficult to forecast. Endeavor evaluates opportunities to purchase or sell oil and natural gas properties in the marketplace and could participate as a buyer or seller of properties at various times. Endeavor seeks to acquire oil and natural gas properties that provide opportunities for the addition of reserves and production through a combination of development, exploitation and control of operations that will allow us to apply its operating expertise.

Debt repurchase. Endeavor may from time to time seek to retire or purchase its outstanding Senior Notes through cash purchases and/or exchanges for other debt or equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, Endeavor’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Distributions to Endeavor’s equity interest owners. Prior to the revocation of Endeavor’s election to be taxed as an S-Corporation for U.S. federal income tax purposes, Endeavor was permitted to make tax distributions to Endeavor’s equity interest owners when such equity owners had cumulative taxable income passed through to them in excess of taxable losses previously passed through to them. Such tax distributions were calculated at the highest combined marginal U.S. federal, state and local tax rate applicable to equity owners who owned at least 10% of the issued and outstanding equity interests of Endeavor at the time of the distribution. Effective January 1, 2024, Endeavor elected to be a C-Corporation for U.S. federal income tax purposes and, as such, will be paying taxes at the Endeavor level rather than as a pass-through to Endeavor’s equity interest owners. Additionally, Endeavor may make discretionary distributions as approved by its board of managers, as limited by the indentures governing its Senior Notes and the credit agreement governing its revolving credit facility.

Liquidity and Capital Resources

Endeavor’s primary sources of liquidity have been cash flows generated from operating activities, borrowings under its revolving credit facility, the issuance of its Senior Notes and sales of assets. Should future borrowing base redetermination amounts be lower than the total advances at the time of their effectiveness, Endeavor would be required to repay the deficiency over a short time span after notice. Any future borrowing base reductions may require a reduction in drilling and completion operations and may affect Endeavor’s ability to close alternative funding sources or other credit sources. Endeavor believes that its cash flows from operations, together with its other sources of liquidity, will meet both its short-term working capital requirements and its 2024 capital budget. As of December 31, 2023, Endeavor’s working capital surplus (excluding the effects of derivative instruments) was $156 million.

Revolving Credit Facility

As of December 31, 2023 and 2022, Endeavor had no advances outstanding under its revolving credit facility. As of December 31, 2023, the borrowing base under Endeavor’s revolving credit facility was $5,000 million, and Endeavor had elected commitments of $1,500 million, with no advances outstanding and $2 million of letters of credit issued and outstanding, resulting in $1,498 million in available borrowing capacity. Endeavor’s revolving credit facility has a maturity date of March 12, 2025.

Senior Notes

At December 31, 2023 and 2022, Endeavor had $907 million and $978 million, respectively, in outstanding 2028 Senior Notes. The 2028 Senior Notes are guaranteed by certain of Endeavor’s subsidiaries, and interest on the 2028 Senior Notes is payable semi-annually.

Joint Development Agreement Funding

In December 2016, Endeavor entered into a drill fund agreement which commits its financial working interest partner to fund the drilling and completion of 44 horizontal Wolfcamp wells on 2,560 gross acres in Midland and Martin Counties, Texas. The drill fund agreement provides for the financial working interest partner to fund 90% of its working interest subject to certain performance provisions for the 44 wells. The drill fund partner committed $260 million to drill, complete and equip the proposed wells. The terms of the agreement are structured as a reversionary working interest whereby Endeavor will receive an initial disproportionate share of cash flow with a further reversion to Endeavor occurring when certain financial hurdles are achieved.

Farmout Agreements

In 2014 and 2015, Endeavor entered into seven-year farmout agreements with XTO Energy Inc. (“XTO Energy”), a wholly owned subsidiary of ExxonMobil. The farmout agreements, as amended, support development of approximately 32,000 net acres in Southern Midland and Northern Upton Counties, Texas. Under the terms of the farmout agreements, XTO Energy earns a majority working interest in each horizontal well drilled and completed at its sole cost. In 2022, Endeavor amended the farmout agreements with XTO to provide for further development of the farmout acreage on or before July 2024. As of December 31, 2023, 362 horizontal wells had been drilled, completed and producing in the farmout area. As of December 31, 2023, XTO Energy had no horizontal rigs running in the farmout area.

Acquisition, Exchanges and Divestitures

During 2023, Endeavor, through its wholly owned subsidiary 1979 Royalties, LP, acquired certain mineral and royalty assets held by unrelated third-party, Peacemaker Royalties, LP (the “Peacemaker Acquisition”). The aggregate consideration for the Peacemaker Acquisition was approximately $59 million (subject to customary post-closing adjustments). The Peacemaker Acquisition was accounted for as an asset acquisition and the allocation of the purchase price, subject to customary post-closing adjustments, was approximately $30 million to proved properties and $29 million to unproved properties.

During the years ended December 31, 2023 and 2022, Endeavor entered into various oil and natural gas property exchanges that resulted in no monetary consideration exchanged between parties. In addition, during the years ended December 31, 2023, 2022 and 2021 Endeavor divested certain assets that have resulted in it recognizing total proceeds of $7 million, $4 million and $6 million, respectively. As a result of Endeavor accounting for its oil and natural gas properties under the full cost method of accounting, Endeavor has not recognized a gain or loss on sale or exchange of oil and natural gas properties.

Internally Generated Cash Flows

Endeavor’s internally generated cash flows, results of operations and comprehensive income and financing for its operations are largely dependent on oil, natural gas and NGL prices. During the year ended December 31, 2023, Endeavor’s average oil wellhead realized prices decreased 18% as compared to the year ended December 31, 2022. During the year ended December 31, 2023 Endeavor’s average wellhead natural gas price decreased 71% and its average wellhead NGL price decreased 40%, in each case, as compared to the year ended December 31, 2022. Realized hydrocarbon prices fluctuate widely in response to changing market forces. Endeavor may experience significant detrimental fluctuations of the differentials between its realized wellhead prices and NYMEX oil and natural gas prices due to regional supply imbalances, which may materially impact its results of operation and comprehensive income. Prolonged periods of lower hydrocarbon prices or sustained wider differentials to NYMEX prices could cause Endeavor to not be in compliance with certain financial covenants under its revolving credit facility and thereby affect its financial condition and liquidity.

Contractual Obligations

Endeavor’s contractual obligations include long-term debt, derivative liabilities, asset retirement obligations, firm transportation commitments, purchase commitments, drilling commitments and incentive plan commitments. For additional discussion, see “Note I - Commitments and Contingencies” to the consolidated financial statements of Endeavor, which is included in Exhibit 99.1 to Diamondback’s Current Report on Form 8-K in which this discussion is being filed.

Off-Balance Sheet Arrangements

Endeavor does not maintain off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations and comprehensive income, liquidity, capital expenditures or capital resources which are not disclosed in the notes to its consolidated financial statements.

Critical Accounting Estimates

Endeavor’s historical consolidated financial statements and related notes contain information that is pertinent to Management’s Discussion and Analysis of Financial Condition and Results of Operations of Endeavor. Preparation of financial statements in conformity with GAAP requires that Endeavor’s management make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. For additional discussions of Endeavor's critical account policies, see “Note A - Organization and Summary Significant Accounting Policies” to the consolidated financial statements of Endeavor, which is included in Exhibit 99.1 to Diamondback’s Current Report on Form 8-K in which this discussion is being filed.

In management’s opinion, the more significant reporting areas affected by management’s judgments and estimates are the choice of accounting method for oil and natural gas activities, oil and natural gas reserve estimation, asset retirement obligations, impairment of long-lived assets, revenue accrual, and valuation of financial derivative instruments. Management’s judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists, landmen and historical experience in similar matters. Actual results could differ from the estimates, as additional information becomes known.